EXHIBIT 8.1
List of Subsidiaries and Consolidated Affiliated Entities
Subsidiaries:
Baidu Online Network Technology (Beijing) Co. Ltd. – Incorporated in the PRC
Baidu (China) Co., Ltd. – Incorporated in the PRC
Baidu.com Times Technology (Beijing) Co., Ltd. – Incorporated in the PRC
Baidu Interaction (Shenzhen) Network Technology Co., Ltd. – Incorporated in the PRC
Baidu, Inc. – Incorporated in Japan
Baido, Inc. – Incorporated in Japan
Hyakudo, Inc. – Incorporated in Japan
Baidu Holdings Limited – Incorporated in the British Virgin Islands
Baidu (Hong Kong) Limited – Incorporated in Hong Kong
Consolidated Affiliated Entities:
Baidu Netcom Science Technology Co., Ltd. – Incorporated in the PRC
Beijing Perusal Technology Co., Ltd. – Incorporated in the PRC
Beijing BaiduPay Science and Technology Co., Ltd. – Incorporated in the PRC